UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  August 4, 2014

Platform Specialty Products Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-36272	37-1744899
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5200 Blue Lagoon Drive Suite 855 Miami, FL	33126
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 575-5850

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Acquisition of Agriphar

On August 4, 2014, MacDermid Agricultural Solutions Holdings B.V., a limited liability company incorporated and organized under the laws of the Netherlands and a wholly-owned subsidiary of  Platform Specialty Products Corporation (“Platform”), as the purchaser (the “Purchaser”), and Platform, as guarantor, entered into an agreement (the “Agreement”) with a representative (the “Vendor”) of Percival S.A., a  société anonyme incorporated and organized under the laws of Belgium (“Percival”), pursuant to which the Purchaser agreed to acquire Percival, including Percival’s agrochemical business that does business under the Agriphar trade name and which product portfolio includes a wide range of herbicide, fungicides and insecticides (the “Agriphar Acquisition”), for €300 million, consisting of €285 million in cash, subject to working capital and other adjustments, and a number of shares of Platform’s common stock equal to the U.S. Dollar equivalent of €15 million (the “Shares”).

The Agriphar Acquisition is expected to be funded through a combination of debt and cash on hand and is expected to close on September 30, 2014 or on such other date as the parties may agree (the “Closing Date”). Under the terms of the Agreement, unless otherwise agreed to by the parties,  the Agriphar Acquisition is required to close no later than December 31, 2014, subject to the satisfaction or waiver of certain customary and other closing conditions. There can be no assurances, however, that the Agriphar Acquisition will be consummated on the time frame described herein, or at all.

The Agreement contains representations and warranties customary for transactions of this type.  The Vendor has also agreed to various pre-closing covenants and agreements, including the Vendor’s covenants (i) to conduct its business in the ordinary course consistent with past practice until the closing of the Agriphar Acquisition, (ii) not to engage in certain kinds of transactions during such period (including not to incur, assume or guarantee any indebtedness as defined in the Agreement) without the prior written consent of the Purchaser, (iii) to organize, as may be required by the Purchaser, the early repayment of existing credit facilities, (iv) not to make any material amendments to its organizational documents, and (v) to complete the restructuring of Percival as described in the Agreement. As part of the post-closing covenants included in the Agreement, the Purchaser granted to the Vendor an option to sell and transfer to Platform all (but not part) of the Shares (the “Put Option”) on the date that is six months from the Closing Date for an amount equal to €15 million. The Put Option will cease to be exercisable and lapse immediately if not exercised on such date. The Vendor also agreed not to transfer the Shares prior to January 2, 2018 without the prior written consent of the Purchaser; it being understood that (i) as of January 2, 2016, the Vendor may freely transfer a maximum of 1/3 of the Shares, and (ii) as of January 2, 2017, the Vendor may freely transfer a maximum of an additional 1/3 of the Shares, subject to the terms and provisions of a solvency letter described in the Agreement (the “Solvency Letter”). Platform has agreed to guarantee to the Vendor the due and punctual performance and observance by the Purchaser of all its obligations under the Agreement.

The Agreement also contains provisions governing circumstances under which the parties may terminate the Agreement, including (i) the right of the Purchaser or the Vendor, as the case may be, to terminate the Agreement if within three (3) weeks of the date of the Agreement no agreed-form buyer-side warranty and indemnity insurance policy has been negotiated in favor of the Purchaser to become effective on the Closing Date, and (ii) the right of the Purchaser to terminate the Agreement in the event an insurance policy, the Solvency Letter or a managed account agreement, each as described in the Agreement, is not provided on the Closing Date.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed herewith as Exhibit 2.1 and is incorporated herein by reference.

Item 7.01  Regulation FD Disclosure.

On August 6, 2014, Platform issued a press release announcing the Agriphar Acquisition, a copy of which is filed herewith as Exhibit 99.1, and is incorporated herein by reference.

The information contained in this Item 7.01 and Exhibit 99.1 attached hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.  Such information shall not be incorporated by reference into any filing of Platform, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference to such filing.

Item 9.01   Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Exhibit Title
2.1
Agreement, dated as of August 4, 2014, among MacDermid Agricultural Solutions Holdings B.V., Platform Specialty Products Corporation, as guarantor, and a representative of Percival S.A. Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to the Agreement have been omitted. Platform Specialty Products Corporation agrees to provide a copy of any such omitted schedule to the Securities and Exchange Commission upon request.

99.1	Press release announcing the Agriphar Acquisition issued on August 6, 2014 (furnished only).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLATFORM SPECIALTY PRODUCTS CORPORATION

August 6, 2014	By:	/s/ Frank J. Monteiro
	Name:	Frank J. Monteiro
	Title:	Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Exhibit Title
2.1
Agreement, dated as of August 4, 2014, among MacDermid Agricultural Solutions Holdings B.V., Platform Specialty Products Corporation, as guarantor, and a representative of Percival S.A. Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to the Agreement have been omitted. Platform Specialty Products Corporation agrees to provide a copy of any such omitted schedule to the Securities and Exchange Commission upon request.

99.1	Press release announcing the Agriphar Acquisition issued on August 6, 2014 (furnished only).